Marathon Oil Reports Third Quarter 2022 Results
$1.2 Billion Returned to Shareholders in Third Quarter

HOUSTON, Nov. 2, 2022 - Marathon Oil Corporation (NYSE: MRO) reported third quarter 2022 net income of $817 million or $1.22 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $832 million or $1.24 per diluted share. Net operating cash flow was $1,556 million or $1,440 million before changes in working capital (adjusted CFO). Free cash flow was $1,126 million or $1,031 million before changes in working capital and including E.G. distributions (adjusted FCF).

•Built on return of capital track record with 82% of adjusted CFO returned to shareholders in third quarter
–Returned $1,176 million to equity holders in third quarter, a record for shareholder distributions, including $1,122 million of share repurchases and $54 million base dividend
–Returned 61% of adjusted CFO to shareholders ($2.6 billion) through first three quarters of 2022
•Executed $3.4 billion of share repurchases since achieving leverage objective in Oct. 2021, reducing outstanding share count by 20% and driving significant per share growth
•Board of Directors increased outstanding buyback authorization to $2.5 billion as of Nov. 2 and raised quarterly base dividend 13%; base dividend raise fully funded by year-to-date share repurchases
•Delivered solid third quarter financial and operational results
–Generated third quarter adjusted free cash flow of $1,031 million at 29% reinvestment rate
–Oil and oil-equivalent production up sequentially to 176,000 net bopd and 352,000 net boed
•Raised 2022 E.G. equity income guidance to $610 million on consistent operational performance and differentiated exposure to higher European natural gas prices
•Raised 2022 capital spending guidance to $1.4 billion on incremental inflation and targeted efforts to protect execution and operational momentum into 2023
•Entered into definitive purchase agreement to acquire Eagle Ford assets of Ensign Natural Resources for cash consideration of $3.0 billion; transaction expected to close by year-end with an effective date of Oct. 1, 2022; separate acquisition press release and presentation available on Marathon Oil website

“Third quarter results are once again highlighted by strong operations and compelling financial delivery that competes with the best companies in the S&P 500,” said chairman, president, and CEO Lee Tillman. “We returned a record $1.2 billion of capital to our shareholders during third quarter, clearly demonstrating our commitment to provide investors with the first call on cash flow through our unique percentage of operating cash flow framework. Since achieving our leverage objective in October 2021, we have reduced our share count by a peer-leading 20%, driving significant growth in our per share metrics while also funding our latest base dividend increase. We have also entered into a purchase agreement to acquire an Eagle Ford asset that will essentially double our net acreage, is immediately accretive to our key financial metrics and return of capital framework, and is accretive to inventory life with significant inventory that immediately competes for capital – all while maintaining very low leverage. Looking ahead to 2023, while the macro environment will likely remain volatile, our commitment to our Framework for Success is steadfast. Our case to beat is a maintenance capital program that integrates our recently announced

Eagle Ford acquisition, as we will continue to prioritize strong corporate returns, sustainable free cash flow generation, significant return of capital to shareholders and ESG excellence.”

Return of Capital
Marathon Oil’s percentage of CFO framework provides clear visibility to significant return of capital to equity investors and ensures the shareholder gets the first call on cash flow generation. In a $60/bbl WTI or higher price environment, the Company targets returning a minimum of 40% of CFO to equity investors. For 2022 specifically, Marathon Oil expects to exceed 50% of CFO to shareholders.

During third quarter, Marathon Oil returned 82% of adjusted CFO (over 100% of adjusted FCF) to equity investors. Third quarter return of capital totaled $1,176 million, a record for quarterly shareholder distributions, and included $1,122 million of share repurchases and $54 million base dividend. Over the trailing four quarters, the Company has consistently outperformed its minimum return of capital objective, with shareholder distributions accounting for 63%1 of adjusted CFO (83%2 of adjusted FCF). Similarly, Marathon Oil has returned 61% of adjusted CFO to shareholders through the first three quarters of 2022 (83% of adjusted FCF).

Since achieving its leverage objective in Oct. 2021 and stepping up return of capital to equity investors, Marathon Oil has repurchased $3.4 billion of its common stock (157 million shares), driving a 20% reduction to its outstanding share count and contributing to significant growth in all per share metrics. The Board of Directors increased Marathon Oil’s outstanding share repurchase authorization to $2.5 billion as of Nov. 2, underscoring the Company’s ongoing commitment to its return of capital program.

Marathon Oil also raised its quarterly base dividend by 13% to $0.09/sh, with the per share increase funded through the year-to-date share count reduction from the Company’s stock buyback program. This represents the sixth base dividend increase in the last seven quarters for a cumulative increase of 200% since the beginning of 2021.

3Q22 Financials
CASH FLOW AND CAPEX: Net cash provided by operations was $1,556 million during third quarter or $1,440 million before changes in working capital. Third quarter cash additions to property, plant and equipment totaled $430 million, while capital expenditures (accrued) totaled $413 million.

FREE CASH FLOW: Free cash flow was $1,126 million or $1,031 million of adjusted free cash flow before changes in working capital and including E.G. distributions.

BALANCE SHEET AND LIQUIDITY: Marathon Oil ended third quarter with $1,109 million in cash and cash equivalents, essentially flat with the prior quarter cash balance. In July, the Company extended its revolving credit facility by three years to 2027 and amended the capacity to $2.5 billion.

ADJUSTMENTS TO NET INCOME: The adjustments to net income for third quarter increased net income by $15 million, primarily due to dry well expense and impairments associated with onshore exploration partly offset by the income impact associated with unrealized gains on derivative instruments.

3Q22 Operations
UNITED STATES (U.S.): U.S. production averaged 295,000 net barrels of oil equivalent per day (boed) for third quarter 2022. Oil production averaged 166,000 net barrels of oil per day (bopd). The Company brought a total of 70 gross Company-operated wells to sales during third quarter, in comparison to guidance for approximately 60 to 70 wells to sales. U.S. unit production costs increased to $6.40 per boe during third quarter due to inflation, including higher commodity prices, and an elevated level of high-return workover activity.

Marathon Oil’s third quarter production in the Eagle Ford averaged 90,000 net boed, including 61,000 net bopd of oil, with 48 gross Company-operated wells to sales, above guidance of 40 to 45 wells to sales. In the Bakken, production averaged 118,000 net boed, including 75,000 net bopd of oil, with 9 gross Company-operated wells to sales. In Oklahoma, production averaged 54,000 net boed, including 12,000 net bopd of oil. Northern Delaware production averaged 24,000 net boed, including 13,000 net bopd of oil, with 13 gross Company-operated wells to sales, the highest number of quarterly wells to sales for the asset since 2019. Third quarter Northern Delaware wells to sales included 8 extended laterals (~10,000 feet) with an average 30-day IP rate of 2,740 BOED (72% oil).

INTERNATIONAL: Equatorial Guinea production averaged 57,000 net boed for third quarter 2022, including 10,000 net bopd of oil. Unit production costs averaged $3.55 per boe. Net income from equity method investees totaled $190 million and total cash distributions from equity method companies amounted to $150 million during third quarter in the form of dividends and return of capital.

2022 Guidance
Marathon Oil raised its E.G. equity income guidance to $610 million at the midpoint from prior guidance of $540 million, due to strong operational performance and the Company’s differentiated exposure to the increase in European natural gas pricing. The Company has raised its 2022 capital spending guidance to $1.4 billion from prior guidance of $1.3 billion, due to incremental inflation and targeted efforts to protect execution excellence and operational momentum into 2023. The Company forecasts a 2022 reinvestment rate of approximately 25%3 at recent forward curve commodity pricing, among the lowest in the E&P sector.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, Nov. 2. On Thursday, Nov. 3, at 9 a.m. ET, the Company will conduct a question and answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.

Footnotes:
1: Represents $3.4B of shareholder distributions over the last 4 quarters divided by $5.4B of adjusted cash from operations over the same period
2: Represents $3.4B of shareholder distributions over the last 4 quarters divided by $4.1B of adjusted free cash flow over the same period
3: Approx. $1.4B of capital expenditures divided by approx. $5.5B of cash from operations before working capital equates to a reinvestment rate of 25%

About Marathon Oil
Marathon Oil (NYSE: MRO) is an independent oil and gas exploration and production (E&P) company focused on four of the most competitive resource plays in the U.S. - Eagle Ford, Texas; the Bakken, North Dakota; the STACK

and SCOOP in Oklahoma and the Permian in New Mexico, complemented by a world-class integrated gas business in Equatorial Guinea. The Company’s Framework for Success is founded in a strong balance sheet, ESG excellence and the competitive advantages of a high-quality multi-basin portfolio. For more information, please visit www.marathonoil.com.

Media Relations Contact:
Karina Brooks: 713-296-2191

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

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Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, net cash provided by operating activities before changes in working capital (adjusted CFO), free cash flow, adjusted free cash flow, capital expenditures (accrued) and reinvestment rate.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains or losses on dispositions, impairments of proved and certain unproved properties, goodwill and equity method investments, changes in our valuation allowance, unrealized derivative gains or losses on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of adjusted CFO is defined as net cash provided by operating activities adjusted for changes in working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Adjusted CFO should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of free cash flow is a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities and cash additions to property, plant and equipment. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of adjusted free cash flow is a non-GAAP measure. Adjusted free cash flow before dividend (“adjusted free cash flow”) is defined as adjusted CFO, capital expenditures (accrued), and EG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Adjusted free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of capital expenditures (accrued) is a non-GAAP measure. Capital expenditures (accrued) is defined as cash additions to property, plant and equipment adjusted for the change in capital accrual and additions to other assets. Management believes this is useful to investors as an indicator of Marathon’s commitment to capital expenditure discipline by eliminating differences caused by the timing of capital accrual and other items. Capital expenditures (accrued) should not be considered in isolation or as an alternative to, or more meaningful than, cash additions to property, plant and equipment as determined in accordance with U.S. GAAP.
Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate in the context of adjusted free cash flow is defined as capital expenditures (accrued) divided by adjusted CFO. The reinvestment rate in the context of free cash flow is defined as cash additions to property, plant and equipment divided by net cash provided by operating activities. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations, future performance (both absolute and relative), the anticipated benefits of the Ensign acquisition (including accretion to key financial metrics and impacts to the Company’s inventory, leverage and return of capital framework); anticipated acquisition timing; expected free cash flow, reinvestment rates, returns to investors (including dividends and share repurchases, and the timing thereof), business strategy, capital expenditure guidance, production guidance, E.G. equity method income guidance and other statements regarding management’s plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: the delay or failure to consummate the Ensign transaction due to unsatisfied closing conditions or otherwise; the ultimate amount of cash consideration to be paid in the transaction due to purchase price adjustments or otherwise; the risk that, if acquired, the Ensign assets do not perform consistent with our expectations, including with respect to future production or drilling inventory; conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates and global and domestic market conditions; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liabilities or corrective actions resulting from litigation, other proceedings and investigations or alleged violations of law or permits; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; the availability, cost, terms and timing of issuance or execution of, competition for, and challenges to, mineral licenses and leases and governmental and other permits and rights-of-way, and our ability to retain mineral licenses and leases; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; unexpected events that may impact distributions from our equity method investees; changes in our credit ratings; hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; impacts of the Inflation Reduction Act of 2022; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
(In millions, except per share data)	2022	2022	2021
Revenues and other income:
Revenues from contracts with customers	$2,008	$2,168	$1,438
Net gain (loss) on commodity derivatives	41	(27)	(79)
Income from equity method investments	190	152	86
Net gain (loss) on disposal of assets	2	(1)	7
Other income	6	11	1
Total revenues and other income	2,247	2,303	1,453
Costs and expenses:
Production	193	164	131
Shipping, handling and other operating	199	191	219
Exploration	73	8	63
Depreciation, depletion and amortization	460	436	522
Impairments	2	2	13
Taxes other than income	137	140	88
General and administrative	79	68	70
Total costs and expenses	1,143	1,009	1,106
Income from operations	1,104	1,294	347
Net interest and other	(52)	(54)	(57)
Other net periodic benefit credits	5	5	—
Loss on early extinguishment of debt	—	—	(102)
Income before income taxes	$1,057	$1,245	$188
Provision for income taxes	240	279	4
Net income	$817	$966	$184
Adjusted Net Income (Loss)
Net income	$817	$966	$184
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	(2)	1	(7)
Proved property impairments	2	2	13
Exploratory dry well costs, unproved property impairments and other	62	—	48
Pension settlement	—	—	3
Unrealized gain on commodity derivatives	(67)	(43)	(27)
Unrealized (gain) loss on interest rate swaps	—	1	(8)
Loss on early extinguishment of debt	—	—	102
Other	23	(2)	2
Provision (benefit) for income taxes related to special items (a)	(3)	9	—
Adjustments for special items	15	(32)	126
Adjusted net income (b)	$832	$934	$310
Per diluted share:
Net income	$1.22	$1.37	$0.23
Adjusted net income (b)	$1.24	$1.32	$0.39
Weighted average diluted shares	672	705	789
(a)In 2022, we applied the estimated U.S. and state statutory rate of 22% to our special items. The remaining special items in the third quarter of 2021 pertain to our U.S. operations and did not incur a tax provision/benefit as we maintained a full valuation allowance on our net federal deferred tax assets.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
(Per share)	2022	2022	2021
Adjusted Net Income (Loss) Per Diluted Share
Net income (loss)	$1.22	$1.37	$0.23
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	—	—	(0.01)
Proved property impairments	—	—	0.02
Exploratory dry well costs, unproved property impairments and other	0.09	—	0.06
Pension settlement	—	—	—
Unrealized gain on commodity derivatives	(0.10)	(0.06)	(0.03)
Unrealized (gain) loss on interest rate swaps	—	—	(0.01)
Loss on early extinguishment of debt	—	—	0.13
Other	0.03	—	—
Provision (benefit) for income taxes related to special items	—	0.01	—
Adjustments for special items	0.02	(0.05)	0.16
Adjusted net income per share (a)	$1.24	$1.32	$0.39
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
(In millions)	2022	2022	2021
Segment income (loss)
United States	$723	$846	$305
International	181	160	93
Not allocated to segments	(87)	(40)	(214)
Net income (loss)	$817	$966	$184
Net operating cash flow before changes in working capital (Adjusted CFO) (a)
Net cash provided by operating activities	$1,556	$1,678	$816
Changes in working capital	(116)	(92)	(41)
Adjusted CFO (a)	$1,440	$1,586	$775
Free cash flow
Net cash provided by operating activities	$1,556	$1,678	$816
Cash additions to property, plant and equipment	(430)	(355)	(289)
Free cash flow	$1,126	$1,323	$527
Adjusted free cash flow (a)
Adjusted CFO (a)	$1,440	$1,586	$775
Adjustments:
Capital expenditures (accrued) (a)	(413)	(375)	(308)
EG return of capital and other	4	2	11
Adjusted free cash flow (a)	$1,031	$1,213	$478
Reinvestment rate (a)	29%	24%	39%
Capital expenditures (accrued) (a)
Cash additions to property, plant and equipment	$(430)	$(355)	$(289)
Change in capital accrual	17	(20)	(19)
Additions to other assets	—	—	—
Capital expenditures (accrued) (a)	$(413)	$(375)	$(308)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
Net Production	2022	2022	2021
Equivalent Production (mboed)
United States	295	283	284
International	57	60	61
Total net production	352	343	345
Oil Production (mbbld)
United States	166	157	157
International	10	10	11
Total net production	176	167	168

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
	2022	2022	2021
United States - net sales volumes
Crude oil and condensate (mbbld)	166	157	154
Eagle Ford	61	54	60
Bakken	75	75	67
Oklahoma	12	14	12
Northern Delaware	13	10	12
Other United States (a)	5	4	3
Natural gas liquids (mbbld)	69	65	65
Eagle Ford	16	15	18
Bakken	27	25	22
Oklahoma	19	18	19
Northern Delaware	5	5	4
Other United States (a)	2	2	2
Natural gas (mmcfd)	363	365	371
Eagle Ford	82	90	99
Bakken	94	81	84
Oklahoma	140	146	146
Northern Delaware	34	31	30
Other United States (a)	13	17	12
Total United States (mboed)	295	283	281
International - net sales volumes
Crude oil and condensate (mbbld)	11	10	11
Equatorial Guinea	11	10	11
Natural gas liquids (mbbld)	7	7	7
Equatorial Guinea	7	7	7
Natural gas (mmcfd)	241	256	258
Equatorial Guinea	241	256	258
Total International (mboed)	58	60	61
Total Company - net sales volumes (mboed)	353	343	342
Net sales volumes of equity method investees
LNG (mtd)	2,536	2,601	3,119
Methanol (mtd)	956	964	1,218
Condensate and LPG (boed)	7,060	10,363	9,537
(a)Includes sales volumes from certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
	2022	2022	2021
United States - average price realizations (a)
Crude oil and condensate ($ per bbl) (b)	$93.67	$110.10	$69.40
Eagle Ford	94.05	110.16	70.22
Bakken	94.01	110.67	68.54
Oklahoma	92.48	108.85	69.62
Northern Delaware	91.81	108.59	70.20
Other United States (c)	91.70	107.15	68.36
Natural gas liquids ($ per bbl)	$34.00	$40.32	$30.68
Eagle Ford	34.25	39.90	30.69
Bakken	33.06	39.29	31.12
Oklahoma	35.92	43.28	31.36
Northern Delaware	31.85	36.88	25.98
Other United States (c)	32.63	38.80	30.51
Natural gas ($ per mcf)	$7.84	$6.84	$4.17
Eagle Ford	7.35	6.92	4.11
Bakken	7.74	6.21	3.73
Oklahoma	8.25	7.06	4.57
Northern Delaware	7.39	7.14	4.15
Other United States (c)	8.31	7.02	3.03
International - average price realizations
Crude oil and condensate ($ per bbl)	$74.01	$79.74	$56.36
Equatorial Guinea	74.01	79.74	56.36
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00
Equatorial Guinea (d)	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24
Equatorial Guinea (d)	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$91.43	$108.52	$70.52
Brent (Europe) crude oil (per bbl) (e)	$100.71	$113.54	$73.47
Mont Belvieu NGLs (per bbl) (f)	$36.08	$41.73	$32.27
Henry Hub natural gas (per mmbtu) (g)	$8.20	$7.17	$4.01
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have decreased average price realizations by $0.85 for the third quarter 2022, by $4.43 for the second quarter 2022 and by $4.00 for the third quarter 2021.
(c)Includes sales volumes from certain non-core proved properties in our United States segment.
(d)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(e)Average of monthly prices obtained from Energy Information Administration website.
(f)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(g)Settlement date average per mmbtu.

The following table sets forth outstanding derivative contracts as of November 1, 2022, and the weighted average prices for those contracts:

	2022	2023
	Fourth Quarter	First Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	30,000	—
Weighted average price per Bbl:
Ceiling	$97.52	$—
Floor	$56.67	$—
Sold put	$46.67	$—
NYMEX Roll Basis Swaps
Volume (Bbls/day)	60,000	—
Weighted average price per Bbl	$0.67	$—
Natural Gas
Henry Hub (“HH”) Three-Way Collars
Volume (MMBtu/day)	100,000	—
Weighted average price per MMBtu
Ceiling	$7.13	$—
Floor	$3.88	$—
Sold Put	$2.88	$—
HH Two-Way Collars
Volume (MMBtu/day)	50,000	50,000
Weighted average price per MMBtu:
Ceiling	$19.28	$19.28
Floor	$5.00	$5.00